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FOR IMMEDIATE RELEASE

Cogent Contacts:
For Public Relations:	For Investor Relations:
Jeff Henriksen + 1 (202) 295-4200 jhenriksen@cogentco.com	John Chang + 1 (202) 295-4212 investor.relations@cogentco.com

Cogent Communications Group, Inc. Announces
Establishment of Stock Repurchase Plan

WASHINGTON, D.C. August 14, 2007 Cogent Communications Group, Inc. (Nasdaq: CCOI) today announced that its board of directors has authorized the Company to repurchase up to $50 million of its shares of common stock in open market and negotiated purchases through December 31, 2008. Cogent stated that it implemented the program due to its faith in its growth opportunities and that it believed the program would benefit its stockholders. Cogent currently has approximately 48.3 million common shares outstanding. Cogent previously repurchased 1.8 million shares of its common stock for $50 million on June 6, 2007 in conjunction with its issuance of $200 million of convertible notes.

These repurchases, if and when made, will be made in compliance with the SEC’s Rule 10b-18, subject to market conditions, applicable legal requirements and other factors. This plan does not obligate Cogent to acquire any particular amount of common stock and the plan may be suspended at any time at Cogent’s discretion.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Cogent Communications
Cogent Communications (NASDAQ: CCOI) is a multinational, Tier 1 facilities-based ISP. Cogent specializes in providing businesses with high speed Internet access and point-to-point transport services. Cogent’s facilities-based, all-optical IP network backbone spans 19 countries and provides IP services in over 100 markets located in North America and Europe.

Cogent Communications is headquartered at 1015 31st Street, NW, Washington, D.C. 20007. For more information, visit www.cogentco.com. Cogent Communications can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

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Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Cogent Communications Group, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Some of the factors and risks associated with our business are discussed in our registration statements filed with the Securities and Exchange Commission and in our other reports filed from time to time with the SEC.

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